Exhibit 99.1

SYNCHRONY FINANCIAL
MONTHLY CHARGE-OFF AND DELINQUENCY STATISTICS
AS OF AND FOR EACH OF THE THIRTEEN MONTHS ENDED
(unaudited, $ in billions)

The following table provides monthly charge-off and delinquency statistics as of and for each of the thirteen months ended January 31, 2021.
The decreases in the over-30 day loan delinquencies as a percentage of period-end loan receivables (the “30+ delinquency rate”) at January 31, 2021 and in net charge-offs for the month ended January 31, 2021, when compared to the respective prior year period, reflect the impact of improvements in customer payment behavior.
In accordance with Synchrony’s credit and collection policies, forbearances to certain accounts in connection with the COVID-19 pandemic were granted in 2020. Generally, those accounts receiving forbearance relief did not advance to the next delinquency cycle, including eventually to charge-off, in the same timeframe that would have occurred had the forbearance relief not been granted. Thus, data for the month ended March 31, 2020 and forward presented below reflects the impact from the amount of forbearances granted in connection with the COVID-19 pandemic on our 30+ delinquency rate, as well as the subsequent effects to net charge-offs.

	Jan 31, 2021	Dec 31, 2020	Nov 30, 2020	Oct 31, 2020	Sep 30, 2020	Aug 31, 2020	Jul 31, 2020	Jun 30, 2020	May 31, 2020	Apr 30, 2020	Mar 31, 2020	Feb 29, 2020	Jan 31, 2020

Period-end loan receivables	$79.2	$81.9	$80.3	$78.8	$78.5	$78.4	$78.2	$78.3	$78.4	$78.9	$82.5	$83.8	$85.2
Average loan receivables, including held for sale	$79.8	$81.2	$78.9	$78.2	$78.1	$77.9	$78.0	$77.9	$78.0	$80.2	$82.9	$84.4	$85.9

30+ days past due as a % of period-end loan receivables	3.2%	3.1%	3.0%	2.8%	2.7%	2.6%	2.9%	3.1%	3.6%	4.1%	4.2%	4.5%	4.5%

Net charge-offs (annualized) as a % of average loan receivables, including held for sale(1)	3.0%	3.1%	3.2%	3.2%	4.2%	4.3%	4.8%	5.3%	4.6%	6.1%	5.7%	5.4%	5.0%
Recovery adjustment(2)	0.1%	—%	(0.1)%	0.1%	(0.1)%	—%	—%	(0.2)%	0.5%	(0.2)%	(0.1)%	(0.1)%	0.2%
Adjusted net charge-offs as a % of average loan receivables, including held for sale(3)	3.1%	3.1%	3.1%	3.3%	4.1%	4.3%	4.8%	5.1%	5.1%	5.9%	5.6%	5.3%	5.2%

(1) Charge-offs are executed on charge-off cycle dates which occur on various days during each calendar month. The number of different charge-off cycle dates in each month varies based on such factors as the calendar and the timing of billing cycles. As a result, the amount of charged-off loan receivables can vary between monthly periods with no corresponding change in the performance of the portfolio. The following table sets forth the number of different charge-off cycle dates for our consumer credit card loan receivables, which represent greater than 95% of total period end loan receivables at January 31, 2021, for the calendar months indicated.
	2020	2021
January	28	28
February	26	28
March	30	29
April	28	27
May	28	28
June	28	29
July	28	25
August	28	30
September	29	28
October	25	28
November	30	28
December	28	28
(2) Represents adjustment to allocate recoveries, including debt sales, evenly across the three calendar months of each respective quarterly reporting period. The adjustments for periods other than for the last month of each calendar quarter incorporate estimated recoveries for the applicable full quarterly reporting period. Such estimates are subject to change within each applicable quarter and may differ from actual quarterly results.
(3) Adjusted net charge-offs represent a non-GAAP financial measure. Adjusted net charge-offs as a % of average loan receivables, including held for sale, represent the Company's net charge-off rate for each month including the 'recovery adjustment' defined above. We believe the presentation of this measure is useful to investors as it represents a monthly measure which is more indicative of both our quarterly and annual net charge-off rates.
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